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AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 10, 2003
REGISTRATION STATEMENT NO. 333-104678

SECURITIES AND EXCHANGE COMMISSION

AMENDMENT No. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VCAMPUS CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	54-1290319 (I.R.S. Employer Identification No.)

1850 Centennial Park Drive, Suite 200
Reston, Virginia 20191
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

NARASIMHAN P. KANNAN
CHIEF EXECUTIVE OFFICER
VCAMPUS CORPORATION
1850 CENTENNIAL PARK DRIVE, SUITE 200
RESTON, VIRGINIA 20191
(703) 893-7800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:
KEVIN A. PRAKKE
WYRICK ROBBINS YATES & PONTON LLP
4101 LAKE BOONE TRAIL, SUITE 300
RALEIGH, NORTH CAROLINA 27607
(919) 781-4000
FAX (919) 781-4865

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
From time to time after this registration statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, $0.01 par value per share	45,879 shares	$2.40	$110,109.60	$9.00

(1)
Does not include the 1,022,245 shares listed for registration in the fee table in the original registration statement filed on April 22, 2003, with respect to which the registration fee was previously paid. Only represents the additional shares being registered pursuant to this Amendment No. 1, which shares represent additional shares of common stock issued as a result of an antidilution adjustment with respect to shares issued prior to the filing of the original registration statement. This registration statement also shall cover any additional shares of common stock which become issuable in connection with the shares registered for resale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the outstanding shares of our common stock.

(2)
Estimated solely for the purpose of calculating the registration fee, based upon the average of the high and low prices of our common stock on the Nasdaq SmallCap Market on July 2, 2003, in accordance with Rule 457.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete. It might change. We cannot sell these securities until the registration statement that we have filed with the SEC is effective. This prospectus is not an offer to sell, nor does it solicit offers to buy, these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 10, 2003

1,068,124 SHARES

VCAMPUS CORPORATION
COMMON STOCK

        This is a resale prospectus for the resale of up to 1,068,124 shares of our common stock by the selling stockholders listed herein. We will not receive any proceeds from the sale of the shares.

        Our common stock is traded on the Nasdaq SmallCap Market under the symbol "VCMP." On July 9, 2003, the last sale price of our common stock on the Nasdaq SmallCap Market was $2.10 per share.

        The selling stockholders may offer the shares through public or private transactions, on or off the Nasdaq SmallCap Market, at prevailing market prices or at privately negotiated prices. See "Plan of Distribution."

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 4.

        Neither the SEC nor any state securities commission has approved or disapproved our securities or determined that this prospectus is truthful or complete. It is illegal for anyone to tell you otherwise.

The date of this prospectus is                        , 2003.

 PROSPECTUS SUMMARY

About VCampus

        VCampus Corporation is a leading provider of outsourced e-learning solutions. We manage and host Internet-based learning environments for corporations, government agencies, institutions of higher education, and associations. Our services cover a broad range of e-learning programs, from enrollment and payment to course development and delivery, as well as tracking of students' progress and reporting of results. VCampus was incorporated in Virginia in July 1984 and reincorporated in Delaware in March 1985. Our principal executive offices are located at 1850 Centennial Park Drive, Suite 200, Reston, Virginia 20191 and our telephone number at that address is (703) 893-7800.

        Through our proprietary software we provide customers with comprehensive solutions on an outsourced, or hosted, basis. We believe that its outsourced hosting approach to web-based e-learning services provides significant business advantages to our customers. We charge customers a relatively low upfront fee to establish a customized virtual campus, or "vcampus", and then charge customers on either a subscription or usage basis for the service on an ongoing basis. We believe this model creates a consistent revenue stream, as well as a "backlog" of revenue for VCampus related to online tuition arrangements. VCampus recognizes online tuition revenue that is guaranteed by commitments on a straight-line basis over the life of a contract. Thus a "backlog" of revenue is created through contracts that include committed revenues (or subscription basis contracts) that are worked off as the contract is fulfilled. We believe that these factors, particularly when combined with the relatively high switching costs customers incur to change e-learning service providers, provide a solid revenue base for VCampus. We believe our market strengths to be:

  •
  a rapid, non-time-consuming implementation, achieved in a matter of days;
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  minimal upfront investment required for the service;
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  ready-to-go library of over 7,200 online courses;
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  consistent delivery of high-quality courseware;
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  proven system performance and scalability;
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  delivery of content from virtually any source; and
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  system compliance with industry standards, including SCORM (Shareable Content Object Reference Model), Section 508 (of the Federal Rehabilitation Act), AICC (Aviation Industry Computer-based Training Committee – established standards of interoperability) and SOAP (Simple Object Access Protocol).

        Our mission is to be the leading service provider of integrated e-learning solutions by helping customers improve their performance and achieve their goals. Our strategies to achieve this objective include continuing to focus on high-revenue opportunities, develop strategic relationships, develop strategic content, provide superior customer service, and develop new and upgrade existing technologies. Our strategy also includes increasing revenue from each customer by converting more of each customer's proprietary content to online distribution through the VCampus platform. We also intend to grow the cross-selling of content between various customers. The intended result is increased penetration and enhanced customer loyalty.

        Our primary target markets are the government, corporate training and higher education distance learning markets. As a result of the significant reduction in revenues and market capitalizations of many companies in the telecommunications market over the past few years (i.e., the Dow Jones U.S. Telecommunications Market Index lost 64% of its value between February 2000 and December 2002), we experienced high customer turnover due to heavy exposure to telecommunications customers who either went out of business or eliminated or serious curtailed their e-learning spending. Since 2001, we have intentionally broadened our customer base to reduce the vulnerability to a downturn in any one particular market. In 2002, our online tuition revenues were balanced fairly equally among the government, corporate training and higher education distance learning segments.

        Our primary marketing goals are to identify and attract organizations that offer large potential relationships with VCampus. We are targeting industries and organizations that require mandatory training, reach a large potential audience and are well served by our e-learning solutions. Primary market segments targeted by us include the federal government, the healthcare, insurance, financial services/banking, pharmaceuticals and manufacturing industries, and institutes of higher education offering extensive adult distance learning.

        We currently offer approximately 7,200 online courses and have more than 740,000 enrolled users. To date we have delivered more than 2.6 million courses.

The Offering

Shares of common stock offered by us	None
Shares of common stock which may be sold by the selling stockholders	1,068,124(1)
Use of proceeds	We will not receive any proceeds from the resale of shares offered hereby, all of which proceeds will be paid to the selling stockholders.
Risk factors	The purchase of our common stock involves a high degree of risk. You should carefully review and consider "Risk Factors" beginning on page 4.
Nasdaq SmallCap Market Trading Symbol	VCMP

(1)
Includes 195,102 shares of common stock issuable upon exercise of warrants.

 RISK FACTORS

        You should be aware that there are various risks to an investment in our common stock, including those described below. You should carefully consider these risk factors, together with all of the other information included in this prospectus, before you decide to invest in shares of our common stock.

        If any of the following risks, or other risks not presently known to us or that we currently believe to not be significant, develop into actual events, then our business, financial condition, results of operations or prospects could be materially adversely affected. If that happens, the market price of our common stock could decline, and you may lose all or part of your investment.

        This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed in this prospectus. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and elsewhere in this prospectus, and in any documents incorporated in this prospectus by reference.

        We have incurred losses and anticipate future losses, which could have an adverse impact on your investment.     We have incurred significant losses since our inception in 1984, including net losses attributable to common stockholders of $14.0 million, $6.6 million and $7.1 for the years ended December 31, 2000, 2001 and 2002. We also incurred a net loss attributable to common stockholders of approximately $1.6 million for the quarter ended March 31, 2003. As of March 31, 2003, we had an accumulated deficit of $85.8 million, stockholders' equity of $1.5 million and a working capital deficit of $0.9 million. We expect losses from operations to continue until our online revenue stream matures. For these and other reasons, we cannot assure you that we will ever operate profitably, which could have an adverse impact on your investment.

        If we do not have the resources to meet our business objective, we might not survive or be successful.    Our key objective is to be the leading service provider of integrated e-learning solutions. Pursuing this objective may significantly strain our administrative, operational and financial resources. We cannot assure you that we will have the operational, financial and other resources to the extent required to meet our online business objective, which means we might not survive or be successful.

        Failure to raise additional capital, as and when needed, could prevent us from executing our business strategy and could prevent us from maintaining compliance with Nasdaq listing standards.    If we are not able to generate sufficient cash for ongoing operations, we will need to raise additional funds through public or private sale of our equity or debt securities or from other sources for the following purposes:

  •
  to build our core online business;

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  to fund our operating expenses; and

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  to maintain compliance with Nasdaq listing requirements.

        We cannot assure you that additional funds will be available if and when we need them, or that if funds are available, they will be on terms favorable to us and our stockholders. If we are unable to obtain sufficient funds or if adequate funds are not available on terms acceptable to us, we may be unable to meet our business objectives. A lack of sufficient funds could also prevent us from taking advantage of important opportunities or being able to respond to competitive conditions. Any of these results could have a material adverse effect on our business, financial condition and results of operations.

        Our need to raise additional funds could also directly and adversely affect your investment in our common stock in another way. When a company raises funds by issuing shares of stock, the percentage ownership of the existing stockholders of that company is reduced, or diluted. If we raise funds in the future by issuing additional shares of stock, you may experience significant dilution in the value of your shares. Additionally, certain types of equity securities that we have issued in the past and may issue in the future do have and could have rights, preferences or privileges senior to your rights as a holder of our common stock.

        If we fail to maintain compliance with our Nasdaq SmallCap Market listing, the value and liquidity of your shares could be impaired.    Our common stock is currently listed on the Nasdaq SmallCap Market. Nasdaq has certain requirements that a company must meet in order to remain listed on the Nasdaq SmallCap Market. In February 2002, Nasdaq notified us that we were not in compliance with the minimum bid price requirement for continued listing on the Nasdaq SmallCap Market. In June 2002, we implemented a 1-for-10 reverse stock split in an effort to regain compliance with the minimum bid price requirement. After effecting the reverse stock split, Nasdaq notified us that we had regained compliance with the minimum bid price requirement. On June 30, 2003, the closing bid price of our common stock was $2.37 per share. Nevertheless, we may be unable to maintain our bid price above the minimum bid price requirement required for continued listing on the Nasdaq SmallCap Market. In addition, if we continue to experience losses from our operations or if we are unable to raise additional funds as needed, we may not be able to maintain compliance with the minimum $2.5 million stockholders' equity requirement for continued listing on the Nasdaq SmallCap Market. At March 31, 2003, our stockholders' equity was $1.5 million and $3.3 million on a pro forma basis as of March 31, 2003 after giving effect to the Series H financing completed in May of 2003.

        The Nasdaq SmallCap Market and the Nasdaq Over-the-Counter Bulletin Board are significantly less active markets than the Nasdaq National Market. You could find it more difficult to dispose of your shares of our common stock than if our common stock were listed on the Nasdaq National Market.

        If our common stock were delisted from the Nasdaq SmallCap Market, it could be more difficult for us to obtain other sources of financing in the future. Moreover, if our common stock were delisted from the Nasdaq SmallCap Market, our stock could be subject to what are known as the "penny stock" rules. The "penny stock" rules place additional requirements on broker-dealers who sell or make a market in such securities. Consequently, if we were removed from the Nasdaq SmallCap Market, the ability or willingness of broker-dealers to sell or make a market in our common stock could decline. As a result, your ability to resell your shares, and the price at which you could sell your shares, of our common stock could be adversely affected. At March 31, 2003, VCampus had total equity of approximately $1.5 million, which is below the minimum Nasdaq SmallCap Market listing requirement of $2.5 million.

        If our common stock were delisted from the Nasdaq SmallCap Market, it could be more difficult for us to retain existing and obtain new customers. The ability to continue and form new strategic relationships may be negatively impacted. As a result, delisting could result in a negative impact our customer base and revenue, and, consequently, a negative impact on your investment.

        The large number of our shares eligible for future sale could have an adverse impact on the market price of our common stock.    A large number of shares of common stock already outstanding, along with shares issuable upon exercise of options or warrants or conversion of preferred stock and convertible notes, is eligible for resale, which may adversely affect the market price of our common stock. As of June 9, 2003, we had 4,590,579 shares of common stock outstanding, another 64,285 shares were issuable upon conversion of convertible notes and another 2,168,397 shares upon exercise of outstanding warrants and options. Substantially all of the shares subject to outstanding warrants and options will, when issued upon exercise, be available for immediate resale in the public market pursuant to currently effective registration statements under the Securities Act of 1933, as amended, or pursuant to Rule 701 or Rule 144 promulgated thereunder. Some of the shares that are or will be eligible for future sale have been or will be issued at discounts to the market price of our common stock on the date of issuance. In June 2003, we issued approximately 3,000,000 shares of common stock and warrants to purchase a total of 20% of that number in connection with the conversion of all of the outstanding shares of preferred stock. Resales or the prospect of resales of these shares may have an adverse effect on the market price of our common stock.

        Our substantial dependence on third-party relationships could impair our ability to achieve our business objectives and serve our customers.    We rely on maintaining and developing relationships with customers, academic and government institutions and businesses that provide content for our products and services and with companies that provide the Internet and related telecommunications services used to distribute our products and services to customers.

        We have relationships with a number of customers, academic institutions and businesses that provide us with course content for our online products and services. Some of the agreements we have entered into with these content providers limit our use of their course content, some do not cover use of any future course content and most may be terminated by either party upon breach or bankruptcy. Our ASP-based business model is not compatible with the business models of certain content providers which may lead them to terminate the future licensing of existing and new course content to us or fail to make this content available to us at commercially reasonable rates or terms necessary for success under our business model. Given our plans to introduce additional online courses in the future, we will need to license new course content from existing and prospective content providers. However we might not be able to maintain and modify, if necessary, our existing agreements with content providers, or successfully negotiate agreements with prospective content providers. If the fees we pay to acquire or distribute content increase, our operating costs and results of operations could be adversely affected. We might not be able to license course content at commercially reasonable rates or at all.

        We depend heavily on third-party providers of Internet and related telecommunications services. In order to reach customers, our products and services have to be compatible with the web browsers they typically use. Our customers have access to us through their arrangements with Internet service providers.

        For the customers, academic and government institutions and businesses that provide content for our products and services, the companies that provide the Internet and related telecommunications services used to distribute our products and services to customers, and the web-site operators that provide links to our company web-sites, we cannot assure you that:

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  they regard their relationships with us as important to their own businesses and operations;

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  they will not reassess their commitment to our products or services at any time in the future;

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  they will not develop their own competitive products or services;

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  the products or services by which they provide access or links to our products or services will achieve market acceptance or commercial success; or

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  our relationships with them will result in successful product or service offerings or generate significant revenues.

        If one or more of these entities fail to achieve or maintain market acceptance or commercial success, or if one or more of the entities that do succeed decide to end their relationship with us, we might not be able to generate sufficient revenues to be successful and your investment would be impaired.

        We operate in a highly competitive industry and may not be able to compete effectively.    The market for educational and training products and services is highly competitive and we expect that competition will continue to intensify. There are no substantial barriers to entry into our business, and we expect that established and new entities will enter the market for online educational and training products and services in the near future.

        A number of our existing competitors, as well as a number of potential new competitors (including some of our strategic partners), have longer operating histories, greater name recognition, larger customer bases, more diversified lines of products and services and significantly greater resources than we do. Such competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to potential customers. In the past few years, a number of our customers have demanded upgrades to our technology platform. Our relatively limited capital resources might not afford us a full opportunity to meet these demands. Recently, we have noticed that some of the more widely available online course offerings, particularly those targeted to the corporate training market, are increasingly competing primarily on price, which commoditization drives down margins for all competitors in our industry. In competing against us, our strategic partners could use information obtained from us to gain an additional competitive advantage over us. Our current and potential competitors might develop products and services that are superior to ours or that achieve greater market acceptance than ours. We might not compete effectively and competitive pressures might prevent us from acquiring and maintaining the customer base necessary for us to be successful.

        As the revenue potential for online delivery of educational and training courses continues to grow, the market is likely to attract a number of large, well capitalized competitors seeking to diversify their revenue streams into this market. Not only will some of these potential competitors be well capitalized and be willing to operate in the market at a loss to build market share, they may also acquire and/or substantially fund our other competitors which could weaken demand for our products and make it more difficult for us to reach or even prevent us from reaching profitability.

        The loss of services of any member of our key personnel could prevent us from adequately executing on our business strategy.    Our future success depends on the continued contributions of our key senior management personnel, consisting of Narasimhan Kannan, Chief Executive Officer, Christopher Nelson, Chief Financial Officer, Daniel Neal, Chief of Strategic Partnerships, and Ron Freedmen, Senior Vice President of Worldwide Sales and Marketing, some of whom have worked together for only a short period of time. We do not maintain "key man" life insurance on any of our executive officers. The loss of services of any of our key management personnel, whether through resignation or other causes, or the inability to attract qualified personnel as needed, could prevent us from adequately executing on our business strategy.

        Our results of operations have fluctuated significantly from period to period, and a failure to meet the expectations of investors or the financial community at large could result in a decline in our stock price.    Our expense levels are based in part on our expectations as to future revenues. Quarterly sales and operating results generally depend on the online revenues and development and other revenues, which are difficult to forecast. In addition, past results have shown our business to be subject to a material adverse seasonality associated with the large number of holidays in the calendar fourth quarter. We may not be able to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant revenue shortfall would have an immediate adverse impact on our business and financial condition.

        Our operating results may fluctuate significantly in the future as a result of a variety of factors, some of which are outside of our control. These factors include:

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  demand for online education;

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  the budgeting cycles of customers, particularly in the government sector;

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  seasonality of revenues corresponding to academic calendars;

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  capital expenditures and other costs relating to the expansion of operations;

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  the introduction of new products or services by us or our competitors;

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  the mix of the products and services sold and the channels through which those products and services are sold;

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  pricing changes; and

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  general economic conditions.

        As a strategic response to a changing competitive environment, we may elect from time to time to make certain pricing, service or marketing decisions that could have a material adverse effect on us. We believe that period-to-period comparisons of our operating results should not be relied upon as an indication of future performance. Due to all of the foregoing factors, it is possible that in some future quarter, our operating results will be below the expectations of public market analysts and investors. In such event, the price of our common stock would likely decline.

        We rely on significant customers, and if we fail to maintain and develop relationships with such customers, we might not generate revenues necessary to achieve our business objectives.    A significant portion of our revenues is generated by a limited number of customers. We expect that we will continue to depend on large contracts with a limited number of significant customers through the near future. This situation can cause our revenue and earnings to fluctuate between quarters based on the timing of contracts. Most of our customers have no obligation to purchase additional products or services from us. Furthermore, VCampus has been notified that the GSA (General Services Administration of the United States) will be terminating its VCampus contract in April 2003. This termination decision was reached to enable GSA to comply with a request from the OPM (Office of Personnel Management) and the OMB (Office of Management and Budget) that GSA consolidate its e-learning with e-learning campus hosted by a competitor. Revenues from the terminated GSA contract represented 4.5% and 9.8% of our total revenues in 2001 and 2002, respectively. As of the date of this report, no other federal government customers of VCampus have indicated that they intend to move their business to this government-approved competitor; however, VCampus could face similar loss of government customers due to the attempts by OPM and OMB to centralize the federal government's e-learning purchases with this competitor. Consequently, if we fail to maintain and develop relationships with significant customers, we might not be able to generate revenues necessary to achieve our business objectives.

        System failures and capacity constraints could interfere with our efforts to attract customers and attain market acceptance of our products and services.    A key element of our strategy is to generate a high volume of online traffic to our products and services. Accordingly, the performance of our products and services is critical to our reputation, our ability to attract customers and attain market acceptance of our products and services. Any system failure that causes interruptions in the availability or increases response time of our products and services would result in less usage of our products and services and, especially if sustained or repeated, would reduce the attractiveness of our products and services. An increase in the volume of use of our products and services could strain the capacity of the software or hardware we use or the capacity of our network infrastructure, which could lead to slower response time. Any failure to expand the capacity of our hardware or network infrastructure on a timely basis or on commercially reasonably terms would reduce the attractiveness of our products and services. We also depend on web browsers and Internet service providers for access to their products and services, and users may experience difficulties due to system failures unrelated to our systems, products and services.

        If the security of information stored in and transmitted through computer systems of VCampus and its end-users is not adequately secured, we could incur significant liability and potential customers might be deterred from using our products and services.    We include in our products certain security protocols that operate in conjunction with encryption and authentication technology. Despite these technologies, our products may be vulnerable to break-ins and similar disruptive problems caused by online users. Such computer break-ins and other disruptions would jeopardize the security of information stored in and transmitted through our computer systems and the computer systems of end-users, which may result in significant liability for us and may also deter potential customers. For example, computer "hackers" could remove or alter portions of our online courseware. Persistent security problems continue to plague the Internet, the Web and other public and private data networks. Alleviating problems caused by third parties may require us to make significant expenditures of capital and other resources and may cause interruptions, delays or cessation of service to our customers and to us. Moreover, our security and privacy concerns and those of existing and potential customers, as well as concerns related to computer viruses, may inhibit the growth of the online marketplace generally, and our customer base and revenues in particular. We attempt to limit our liability to customers, including liability arising from a failure of the security features contained in our products, through contractual provisions limiting warranties and disallowing damages in excess of the price paid for the products and services purchased. However, these limitations might not be enforceable. We maintain liability insurance to protect against these risks however this insurance may be inadequate or may not apply in certain situations.

        We might not be successful in responding to the undeveloped and rapidly changing market for our products and services.    The market for our products and services is rapidly evolving in response to recent developments relating to online technology. The market is characterized by evolving industry standards and customer demands and an increasing number of market entrants who have introduced or developed online products and services. It is difficult to predict the size and growth rate, if any, of this market. As is typical in the case of a rapidly evolving industry, demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty. Our future success will depend in significant part on our ability to continue to improve the performance, features and reliability of our products and services in response to both evolving demands of the marketplace and competitive product offerings, and we cannot assure that we will be successful in developing, integrating or marketing such products or services. In addition, our new product releases may contain undetected errors that require significant design modifications, resulting in a loss of customer confidence.

        We might not be able to adequately protect our intellectual property rights.    We regard our copyrights, trademarks, trade dress, trade secrets and similar intellectual property as critical to our success, and we rely upon trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, customers, partners and others to protect our proprietary rights.

        We have had certain trademark applications denied and may have more denied in the future. We will continue to evaluate the need for registration of additional marks as appropriate. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or services or to obtain and use information that we regard as proprietary. In addition, the laws of some foreign countries do not protect proprietary rights to as great an extent as do the laws of the United States. Litigation may be necessary to protect our proprietary technology. Any such litigation may be time-consuming and costly, cause product release delays, require us to redesign our products or services or require us to enter into royalty or licensing agreements, any of which could have a material adverse effect upon us. These royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all. Our means of protecting our proprietary rights might not be adequate and our competitors might independently develop similar technology, duplicate our products or services or design around patents or other intellectual property rights we have. In addition, distributing our products through online networks makes our software more susceptible than other software to unauthorized copying and use. For example, online delivery of our courseware makes it difficult to ensure that others comply with contractual restrictions, if any, as to the parties who may access such courseware. If, as a result of changing legal interpretations of liability for unauthorized use of our software or otherwise, users were to become less sensitive to avoiding copyright infringement, we might not be able to realize on the full value of our intellectual property rights.

        Government regulation of business conducted on the Internet could decrease the demand for our products and services or increase our cost of doing business.    There are currently few laws or regulations that directly apply to activities on the Internet. We believe that we are not currently subject to direct regulation by any government agency in the United States, other than regulations that are generally applicable to all businesses. A number of legislative and regulatory proposals are under consideration by federal and state lawmakers and regulatory bodies and may be adopted with respect to the Internet and/or online delivery of course content. Some of the issues that these laws and regulations may cover include user privacy, pricing and characteristics and quality of products and services. The adoption of any such laws or regulations may decrease the growth of the Internet, which could in turn decrease the projected demand for our products and services or increase our cost of doing business. The applicability to the Internet of existing U.S. and international laws governing issues such as property ownership, copyright, trade secret, libel, taxation and personal privacy is uncertain and developing. Any new legislation or regulation, or application or interpretation of existing laws, could decrease online demand for our products and services or increase our costs.

        We could issue preferred stock and take other actions that might discourage third parties from acquiring us.     Our board of directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of such shares. We recently converted all outstanding shares of our preferred stock into common stock. The rights of the holders of the common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that we may issue in the future. Issuing preferred stock could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock, thereby delaying, deferring or preventing a change in control of our company. Furthermore, the preferred stock may have other rights, including economic rights, senior to our common stock, and as a result, issuing preferred stock could decrease the market value of our common stock.

        Certain provisions of our certificate of incorporation and our bylaws could make it more difficult for a third party to acquire, and could discourage a third party from attempting to acquire, control of VCampus. Some of them eliminate the right of stockholders to act by written consent and impose various procedural and other requirements which could make it more difficult for stockholders to undertake certain corporate actions. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock and may have the effect of delaying or preventing a change in control of VCampus. We may in the future adopt other measures that may have the effect of delaying, deferring or preventing a change in control of VCampus. Certain of these measures may be adopted without any further vote or action by the stockholders, although we have no present plans to adopt any such measures. We are also afforded the protections of Section 203 of the Delaware General Corporation Law, which could delay or prevent a change in control of VCampus, impede a merger, consolidation or other business combination involving our company or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of VCampus.

        We might not be able to use net operating loss carryforwards.    As of December 31, 2002, we had net operating loss carryforwards for federal income tax purposes of approximately $56 million, which will expire at various dates through 2022. Our ability to use these net operating loss and credit carryforwards to offset future tax obligations, if any, may be limited by changes in ownership. Any limitation on the use of net operating loss carryforwards, to the extent it increases the amount of federal income tax that we must actually pay, may have an adverse impact on our financial condition.

        We do not presently anticipate paying cash dividends on our common stock.    We intend to retain all earnings, if any, for the foreseeable future for funding our business operations. In addition, our outstanding preferred stock contains restrictions on our ability to declare and pay dividends on our common stock. Consequently, we do not anticipate paying any cash dividends on our common stock for the foreseeable future, which could deter some investors from seeking to acquire our common stock.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N. W., Washington, D.C. 20549. You should call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at "http:/www.sec.gov." Our Commission filing number is 0-21421

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to termination of this offering:

  1.
  Annual Report on Form 10-K for the year ended December 31, 2002, as amended on April 30, 2003 and July 10, 2003;

  2.
  Quarterly Report on Form 10-Q filed May 15, 2003, as amended on July 10, 2003;

  3.
  Current Reports on Form 8-K filed on January 24, 2003, February 25, 2003, and May 28, 2003;

  4.
  Definitive proxy on Schedule 14A filed on May 20, 2003; and

  5.
  The description of our common stock contained in our registration statements filed pursuant to Section 12 of the Exchange Act, as amended from time to time.

        You may request, and we will provide, a copy of these filings, at no cost to you, by writing or telephoning us at the following address:

VCampus Corporation
Investor Relations
1850 Centennial Park Drive, Suite 200
Reston, Virginia 20191
(703) 893-7800

        This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Some of the statements contained in this prospectus discuss our plans and strategies for our business and are "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act. The words "anticipates," "believes," "estimates," "expects," "plans," "intends" and similar expressions are meant to identify these statements as forward-looking statements, but they are not the exclusive means of identifying them. The forward-looking statements in this prospectus reflect the current views of our management; however, various risks, uncertainties and contingencies could cause our actual results, performance or achievements to differ materially from those expressed or implied by these statements, including:

  •
  our history of losses and negative operating cash flows

  •
  we face uncertainties and risk relating to our Nasdaq SmallCap Market listing

  •
  the large number of our shares eligible for future sale could have an adverse impact on the market price of our common stock

  •
  our future capital needs and the uncertainty of additional funding

  •
  our potential inability to compete effectively

  •
  a developing market, rapid technological changes and new products

  •
  our dependence on significant clients

  •
  our substantial dependence on courseware and third-party courseware providers

  •
  our substantial dependence on third-party relationships

        We assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of important risks of an investment in our common stock, including factors that could cause actual results to differ materially from results referred to in the forward-looking statements, see the "Risk Factors" section of this prospectus. In light of the risks and uncertainties discussed in "Risk Factors" and elsewhere in this prospectus, events referred to in forward-looking statements in this prospectus might not occur.

USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of shares of the common stock offered by the selling stockholders. We are registering the shares for resale to provide the holders thereof with freely tradable securities, but the registration of such shares does not necessarily mean that any of such shares will be offered or sold by the holders thereof.

SELLING STOCKHOLDERS

        The shares offered under this prospectus may be sold from time to time for the account of the selling stockholders named in the following table. The table also contains information regarding each selling stockholder's beneficial ownership of shares of our common stock as of June 9, 2003, and as adjusted to give effect to the sale of the shares offered hereunder.

						Beneficial Ownership After Offerings (3)
	Beneficial Ownership Prior to Offering		Number of Shares to be Sold in this Offering (1)		Number of Shares to be Sold in the Related Offering (2)
Name						Number of Shares	Percent of Class
Barry K. Fingerhut(4)	2,111,333		572,342		786,506	701,633	12.5%
Dolphin Offshore Partners, L.P.	665,823		125,000		417,349	123,474	2.3%
Bedford Oak Partners, L.P.	288,200		113,750			174,450	3.2%
Brooke Fingerhut	115,500		98,835			16,665	*
Fingerhut, Marocco & Senchak(5)	59,816		50,852			8,964	*
Cabernet Partners, L.P.	42,900	(6)	25,750			17,150	*
Richard M. Dearnley	50,687		43,188			7,499	*
Christopher L. Nelson(7)	35,600		3,750			31,850	*
Dearnley Brothers Fund(8)	33,798		28,798			5,000	*
David Holzer	17,029		2,930	(9)		14,099	*
Lance Zipper	15,494		2,929	(9)		12,565	*

Total	3,376,364		1,068,124		1,203,855	1,113,349	19.1%

*
Indicates less than 1%
(1)
Includes shares of common stock issuable upon the exercise of warrants.
(2)
Refers to shares to be offered pursuant to the related registration statement No. 333-104679 which we expect will become effective simultaneous with this registration statement.
(3)
Assumes the sale of all the shares offered hereby and all shares offered pursuant to the related registration statement No. 333-104679 which we expect will become effective simultaneous with this registration statement. This registration statement also shall cover any additional shares of common stock which become issuable in connection with the shares registered for resale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the outstanding shares of our common stock.
(4)
Mr. Fingerhut is the Company's largest beneficial stockholder and a former director. He resigned from the Board of Directors in 2001.
(5)
Mr. Fingerhut controls this selling shareholder.
(6)
Includes 10,000 shares of common stock held by Robert A. Berlacher and his wife and 3,000 shares of common stock beneficially held by their children. Mr. Berlacher is the general partner and controlling shareholder of Cabernet Partners, L.P.
(7)
Mr. Nelson is the Company's Chief Financial Officer.
(8)
Richard M. Dearnley controls this selling shareholder.
(9)
These shares were issued as placement agent fees in connection with preferred stock financings completed in November 2002 and February 2003.

PLAN OF DISTRIBUTION

        The selling stockholders may offer the shares at various times in one or more of the following transactions:

  •
  on the Nasdaq SmallCap Market;

  •
  in the over-the-counter market;

  •
  in transactions other than market transactions;

  •
  in connection with short sales of Company shares;

  •
  by pledge to secure debts or other obligations;

  •
  in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account; or

  •
  in a combination of any of the above.

        The selling stockholders may sell shares at market prices then prevailing, at prices related to prevailing market prices, at negotiated prices or at fixed prices.

        In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers.

        The selling stockholders may use broker-dealers to sell shares. If this happens, broker-dealers will either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of shares for whom they have acted as agents.

        The selling stockholders and any broker-dealers who act in connection with the sale of the shares hereunder may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act.

        We have been advised that Cabernet Partners, L.P., a selling shareholder who is an affiliate of a broker-dealer, purchased its securities offered for resale hereunder in the ordinary course of its business and that at the time of the purchase of such securities it had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

        We will pay all of the expenses incident to the registration, offering and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers or agents. We also agreed to indemnify the selling stockholders and certain related persons against certain liabilities, including liabilities under the Securities Act.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

        This offering will terminate on the earlier of (a) the date on which the shares are eligible for resale without restrictions pursuant to Rule 144 under the Securities Act or (b) the date on which all shares offered by this prospectus have been sold by the selling stockholders.

EXPERTS

        The consolidated financial statements and schedule of VCampus Corporation appearing in VCampus Corporation's Annual Report (Form 10-K) for the year ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

        The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by Wyrick Robbins Yates & Ponton LLP, Raleigh, North Carolina. As of the date hereof, partners of that firm beneficially owned approximately 284 shares of the Company's common stock.

        No one (including any salesman or broker) is authorized to provide oral or written information about this offering that is not included in this prospectus.

1,068,124 Shares

VCAMPUS CORPORATION

Common Stock

PROSPECTUS

            , 2003

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the estimated expenses payable by the registrant in connection with the filing of this Form S-3 Registration Statement, as amended:

SEC registration	$319
Printing costs	$3,000
Legal fees	$10,000
Accounting fees and expenses	$5,000
Miscellaneous expenses	$2,500

Total	$20,819

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 145 ("Section 145") of the Delaware General Corporation Law, as amended, generally provides that a director or officer of a corporation (i) shall be indemnified by the corporation for all expense of such legal proceedings when he is successful on the merits, (ii) may be indemnified by the corporation for the expenses, judgments, fines and amounts paid in settlement of such proceedings (other than a derivative suit), even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful, and (iii) may be indemnified by the corporation for the expenses of a derivative suit (a suit by a stockholder alleging a breach by a director or officer of a duty owed to the corporation), even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation. No indemnification may be made under clause (iii) above, however, if the director or officer is adjudged liable for negligence or misconduct in the performance of his duties to the corporation, unless a corporation determines that, despite such adjudication, but in view of all the circumstances, he is entitled to indemnification. The indemnification described in clauses (ii) and (iii) above may be made only upon a determination that indemnification is proper because the applicable standard of conduct has been met. Such a determination may be made by a majority of a quorum of disinterested directors, independent legal counsel, the stockholders or a court of competent jurisdiction.

        Article VI of the Company's Bylaws provides in substance that, to the fullest extent permitted by Delaware law as it now exists or as amended, each director and officer shall be indemnified against reasonable costs and expenses, including attorneys' fees and any liabilities which he may incur in connection with any action to which he may be made a party by reason of his being or having been a director or officer of the Registrant. The indemnification provided by the Company's Bylaws is not deemed exclusive of or intended in any way to limit any other rights to which any person seeking indemnification may be entitled.

        Section 102(b)(7) of the Delaware General Corporation Law, as amended, permits a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

        Article VII of the Company's Certificate of Incorporation provides for the elimination of personal liability of a director for breach of fiduciary duty, as permitted by Section 102(b)(7) of the Delaware General Corporation Law.

        The Registrant maintains liability insurance insuring the Registrant's officers and directors against liabilities than they may incur in such capacities.

        Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

        (a)   Exhibits

Exhibit No.	Description
3.1(a)	Amended and Restated Certificate of Incorporation, as currently in effect.
3.2(a)	Amended and Restated Bylaws, as currently in effect.
4.1(a)	Form of Common Stock certificate.
5.1	Opinion of Wyrick Robbins Yates & Ponton LLP
10.30(b)	Series C Preferred Stock and Warrant Purchase Agreement.
10.32(b)	Series D Preferred Stock Purchase Agreement dated June 29, 1998.
10.34(b)	Certificate of Designations, Preferences and Rights of Series D Convertible Preferred Stock dated June 26, 1998.
10.35(c)	Certificate of Designations, Preferences and Rights of Series C Convertible Preferred Stock dated June 25, 1998.
10.42(d)	Certificate of Designations, Preferences and Rights of Series E Convertible Preferred Stock.
10.47(e)	Stock Purchase Agreement dated as of January 11, 2000 by and among the Registrant and Mastech Corporation (now iGate Capital Corporation).
10.48(e)	Registration Rights Agreement dated as of January 11, 2000 by and among the Registrant and Mastech Corporation (now iGate Capital Corporation).
10.49(e)	Warrant issued to Mastech Corporation (now iGate Capital Corporation), dated as of January 11, 2000.
10.50(f)	Subscription Agreement dated as of April 20, 2000, by and between the Registrant and US West Internet Ventures, Inc, now Qwest Investment Company
10.51(f)	Registration Rights Agreement dated as of April 20, 2000 by and between the Registrant and US West Internet Ventures, Inc, now Qwest Investment Company.
10.52(f)	Warrant issued to US West Internet Ventures, Inc., now Qwest Investment Company, dated as of April 20, 2000.
10.54(g)*	Application Hosting Agreement dated April 20, 2000 between the Company and US West Interprise America, Inc.
10.57(i)*	Contract with the General Services Administration dated April 18, 2001
10.58(j)	Form of Subscription Agreement dated as of May 29, 2001 by and between the registrant and the Purchasers.
10.59(j)	Form of Registration Rights Agreement dated as of May 29, 2001 by and between the registrant and the Purchasers.

10.60(j)	Warrant issued to the purchasers dated as of May 29, 2001.
10.61(j)	Warrant issued to the placement agent for the May 29, 2001 private placement.
10.62(k)	Termination of Employment Agreement with Narasimhan P. Kannan, dated December 31, 2001
10.63(l)	Certificate of Designations for the Series F-1 Preferred Stock, as filed in Delaware on March 28, 2002
10.64(l)	Certificate of Designations for the Series F-2 Preferred Stock, as filed in Delaware on May 8, 2002
10.65(l)	Form of purchase agreement for the issuance of Series F, F-1 and F-2 preferred stock
10.66(l)	Form of registration rights agreement covering the Series F, F-1 and F-2 preferred stock
10.67(l)	Form of warrant issued in connection with the Series F, F-1 and F-2 preferred stock financings
10.68(m)	Employment Agreement, dated June 3, 2002, with Christopher L. Nelson
10.69(n)	Certificate of Correction of Series C Convertible Preferred Stock filed in Delaware on July 2, 2002,
10.70(n)	Certificate of Correction of Series D Convertible Preferred Stock filed in Delaware on July 2, 2002.
10.71(n)	Certificate of Correction of Series E Convertible Preferred Stock filed in Delaware on July 2, 2002.
10.72(n)	Certificate of Correction of Series F Convertible Preferred Stock filed in Delaware on July 2, 2002.
10.73(n)	Certificate of Correction of Series F-1 Convertible Preferred Stock filed in Delaware on July 2, 2002.
10.74(n)	Certificate of Correction of Series F-2 Convertible Preferred Stock filed in Delaware on July 10, 2002.
10.75(n)	Certificate of Amendment of Amended and Restated Certificate of Incorporation filed in Delaware on July 3, 2002.
10.76(o)	Certificate of Designations for the Series G Preferred Stock filed with the Delaware Secretary of State on September 27, 2002.
10.77(o)	Form of Securities Purchase Agreement dated September 30, 2002 between the Registrant and the purchasers of Series G Preferred Stock.
10.78(o)	Form of Registration Rights Agreement dated September 30, 2002 between the Registrant and the purchasers of Series G Preferred Stock
10.79(o)	Form of Warrant issued on September 30, 2002 to the purchasers of Series G Preferred Stock.
10.80(p)	Amended and Restated Employment Agreement, dated December 18, 2002, with Daniel J. Neal.
10.81(p)	Employment Agreement, effective January 1, 2003, with Narasimhan P. Kannan
10.82(r)	Certificate of Designations for the Series H Preferred Stock filed in Delaware on May 12, 2003.
10.83(r)	Securities Purchase Agreement dated May 13, 2003 relating to the sale of Series H Preferred Stock and warrants.
10.84(r)	Form of warrant issued to the Series H holders on May 13, 2003.
10.85(r)	Registration Rights Agreement dated May 13, 2003 relating to the Series H financing.
21.1(k)	List of Subsidiaries
23.1	Consent of Ernst & Young LLP, Independent Auditors
23.2	Consent of Wyrick Robbins Yates & Ponton LLP (contained in Exhibit 5.1)
99.1(q)	Securities Purchase Agreement dated December 28, 2001 between the Registrant and the Purchasers
99.2(q)	Form of Convertible Note issued December 28, 2001

99.3(q)	Certificate of Designations for the Series F Preferred Stock filed in Delaware on December 28, 2001
99.4(q)	Form of Warrant issued to the Series F holders on December 28, 2001
99.5(q)	Form of Warrant issued to the convertible noteholders on December 28, 2001
99.6(q)	Form of Registration Rights Agreement dated December 28, 2001
99.7(j)	Audit Committee Charter

*
Confidential treatment granted.

(a)
Incorporated by reference to the similarly numbered Exhibit to the Registrant's Registration Statement on Form S-1 (File No. 333-12135).

(b)
Incorporated by reference to the identically numbered Exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

(c)
Incorporated by reference to the identically numbered Exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.

(d)
Incorporated by reference to the corresponding appendix filed with the Registrant's preliminary proxy materials on Schedule 14A dated July 16, 1999 for its 1999 annual meeting of stockholders.

(e)
Incorporated by reference to the similarly numbered Exhibit to the Registrant's current Report on Form 8-K filed January 13, 2000.

(f)
Incorporated by reference to the similarly numbered Exhibit to the Registrant's current Report on Form 8-K filed May 1, 2000.

(g)
Incorporated by reference to the similarly numbered Exhibit to the Registrant's Quarterly Report on Form 10-Q filed May 15, 2000.

(h)
Not used.

(i)
Incorporated by reference to the similarly numbered Exhibit to the Registrant's Quarterly Report on Form 10-Q filed May 15, 2001.

(j)
Incorporated by reference to the similarly numbered Exhibit to the Registrant's current Report on Form 8-K filed June 1, 2001.

(k)
Incorporated by reference to the similarly numbered Exhibit to the Registrant's Annual Report on Form 10-K filed April 1, 2002.

(l)
Incorporated by reference to the similarly numbered Exhibit to the Registrant's Quarterly Report on Form 10-Q filed May 15, 2002.

(m)
Incorporated by reference to the similarly numbered Exhibit to the Registrant's current report on Form 8-K filed June 28, 2002.

(n)
Incorporated by reference to the similarly numbered Exhibit to the Registrant's Quarterly Report on Form 10-Q filed August 9, 2002.

(o)
Incorporated by reference to the similarly numbered Exhibit to the Registrant's current report on Form 8-K filed October 3, 2002.

(p)
Incorporated by reference to the similarly numbered Exhibit to the Registrant's current report on Form 8-K filed January 24, 2003.

(q)
Incorporated by reference to the similarly numbered Exhibit to the Registrant's current Report on Form 8-K filed January 8, 2002.

(r)
Incorporated by reference to the similarly numbered Exhibit to the Registrant's Quarterly Report on Form 10-Q filed May 15, 2003.

ITEM 17. UNDERTAKINGS

        (a)   The undersigned registrant hereby undertakes as follows:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i)
    To include any prospectus required by Section 10(a)(3) of the Securities Act;

    (ii)
    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

          (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer of controlling person or the registrant in the successful defense of any action, suite or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certified that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reston, State of Virginia, on this 9th day of July 2003.

VCAMPUS CORPORATION
By:	/s/ Christopher L. Nelson Christopher L. Nelson Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date
/s/ Narasimhan P. Kannan Narasimhan P. Kannan		Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	July 9, 2003
/s/ Christopher L. Nelson Christopher L. Nelson		Chief Financial Officer (Principal Financial and Accounting Officer)	July 9, 2003
/s/ Edson D. deCastro* Edson D. deCastro		Director	July 9, 2003
/s/ Dennis J. Fischer* Dennis J. Fischer		Director	July 9, 2003
/s/ William E. Kimberly* William E. Kimberly		Director	July 9, 2003
/s/ Martin E. Maleska* Martin E. Maleska		Director	July 9, 2003
/s/ Daniel J. Neal* Daniel J. Neal		Director	July 9, 2003
/s/ John D. Sears* John D. Sears		Director	July 9, 2003
*By:	/s/ Christopher L. Nelson Christoper L. Nelson, Attorney-in-Fact		July 9, 2003

QuickLinks

PROSPECTUS SUMMARY
RISK FACTORS
WHERE YOU CAN FIND MORE INFORMATION
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
EXPERTS
LEGAL MATTERS
TABLE OF CONTENTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
  ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS
  ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
  ITEM 17. UNDERTAKINGS
SIGNATURES